Exhibit 10.85

Delivered in Person

February 25, 2009

John Tran

Dear John:

As you know, given the macro economic climate and resulting impact on company operations, many corporations have scaled back and even eliminated 2008 bonus programs as was the decision by Anesiva’s Board of Directors. However, in recognition of the continued commitment of its people to the success of the company, the Board has adopted a retention bonus plan for 2009. Anesiva, Inc. (the “Company”) is pleased to offer you an initial bonus payment in the amount equal to Sixteen Thousand Dollars ($16,000.00) to be earned and payable on March 1, 2009. Additional stay bonuses are planned for May and June under similar terms subject to subsequent Board approval.

In the event that you voluntarily resign from employment with the Company before May 1, 2009, you agree that you will repay to the Company this retention bonus amount paid to you pursuant to this letter. Any repayment under this paragraph must be repaid within thirty (30) days following your last date of employment with the Company. In the event that you are involuntarily terminated from employment with the Company, you will not be liable for repayment of the retention bonus.

As a reminder, your employment with the Company continues to be “at will,” as described in your original Offer Letter. This retention bonus and letter does not change any other terms of your Offer Letter.

We hope that you find the foregoing terms acceptable. Please indicate your agreement with these terms by signing and dating below.

Sincerely,

/s/ Michael L. Kranda
Michael L. Kranda President and Chief Executive Officer

I have read, accept and agree to, the terms of this agreement.

/s/ John H. Tran	2/25/09
Name	Date

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